Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into on June 23, 2022 and effective as of January 1, 2022 (the “Effective Date”) by and between SeD Development Management LLC (the “Company”), and MacKenzie Equity Partners, LLC (the “Consultant”).

In consideration of the services to be rendered, the mutual covenants set forth herein and for other valuable consideration, receipt and adequacy of which is acknowledged, the Company and the Consultant hereby agree to the following terms:

1. Termination of previous Consulting Services Agreement. The parties hereto hereby agree that as of December 31, 2021, the Consulting Service Agreement between the Company and the Consultant, dated May 1, 2017 (the “2017 Agreement”) is deemed to be terminated. The parties hereto acknowledge that as of the date hereof, no further compensation is owed by the Company to the Consultant for services rendered subsequent to December 31, 2021 pursuant to the 2017 Agreement. Each of the Company and the Consultant waives any right to advance notice of such termination, whether pursuant to the 2017 Agreement, or state or federal law.

2. Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall remain in force (a) until it is terminated by the Company or the Consultant; or (b) upon the occurrence of any of those certain events described in Clause 17 of this Agreement. Either the Company or the Consultant may terminate this Agreement, with or without cause, upon thirty (30) days’ advance written notice to the other party hereto, unless otherwise mutually agreed upon. In the event of the death, disability or other incapacity of Charles MacKenzie, or his termination by the Consultant or resignation as an employee, Member or Manager of the Consultant, this Agreement may be terminated by the Company and all compensation due hereunder shall cease as of the date of termination, resignation, death, disability or other incapacity.

3. Consulting Services. The Consultant shall render at the request of the Company, those independent advisory and consulting services described in Exhibit A to this Agreement (the “Services”), in compliance with all applicable laws, the Company’s Articles of Incorporation and Bylaws, and the terms and conditions set forth herein. All Services will be performed solely by the Consultant and are not assignable without the Company’s written approval. The Consultant shall appoint Charles MacKenzie to render the Services to the Company, and the Consultant may not utilize any other person to provide the Services to the Company without the Company’s written approval.

4. Reporting. The Consultant shall report to the management team of the Company and support the real estate team in the United States and Singapore offices including Heng Fai Chan, Tung Moe Chan and any other persons the Company may designate.

5. Independent Contractor. It is the express intention of the Company and the Consultant that the Consultant is an independent contractor and not an employee, agent, joint venture partner or representative of the Company. The Consultant agrees he will have no right to claim or receive any employee benefits including but not limited to health or life insurance benefits, worker’s compensation and/or unemployment benefits. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee. The Company and the Consultant acknowledge that Consultant is not an employee for state or federal tax purposes.

6. Authority. The Consultant shall have no authority to assume or create any obligation, liability or undertake any responsibility whatsoever, express or implied on behalf of and in the name of the Company or any its affiliates.

7. Non-Competition. The Consultant, during the Term of this Agreement and for a period of six (6) months following termination or expiration of this Agreement:

(i)	Shall advise the Company immediately if the Consultant is directly or indirectly engaged or concerned in (whether as an employee, agent, independent contractor or otherwise) the conduct of any business competing with the businesses carried on or proposed to be carried on by the Company at any time;

(ii)	Shall advise the Company immediately if the Consultant becomes a director, officer or owner in any company engaged in any business competing with the Company;

(iii)	Shall not solicit or entice away or attempt to solicit or entice away from the Company or any of its subsidiaries the customer of any person, firm, company or organization who shall at any time have been a customer, client, distributor or agent of the Company or any of its subsidiaries or in the habit of dealing with the Company or any of its subsidiaries;

(iv)	Shall not solicit or entice away or attempt to solicit or entice away from the Company or any of its subsidiaries any person who is an officer, manager or employee of the Company or any of its subsidiaries whether or not such person would commit a breach of his contract of employment by reason of leaving the Company or any of its subsidiaries; or

(v)	Shall not, in relation to any trade, business or company, use any name in such a way as to be capable of or likely to be confused with the name of the Company or any of its subsidiaries and shall use all reasonable efforts to ensure that no such name shall be used by any other person, firm or company.

8. Method of Performing Services. The Company and the Consultant will determine the method, details, and means of performing the above-described Services. The Consultant agrees that Services to be performed will be conducted in a professional and competent manner in conformity with this Agreement and the Code of Ethics issued by the Company. In providing the Services hereunder, the Consultant will comply with all applicable laws, rules, regulations and standards of any public authority having jurisdiction.

9. Consulting Fees. In consideration of the Consultant’s satisfactory performance of the Services, the Company shall pay the Consultant a monthly fixed fee of USD $25,000 for the Term of the agreement until the termination of the Agreement unless mutually agreed by the Company and Consultant. Such fees (collectively the “Consulting Fees”) shall be payable without deduction, including no deduction for federal income, social security or state income taxes.

10. Performance Bonus. In addition to the Consulting Fees, the Company will also pay to the Consultant the following performance bonuses (each, a “Performance Bonus”, and collectively, the “Performance Bonuses”) on fulfilling of certain milestones below in 2022:

(i)	A sum of USD $50,000 on June 30 2022;
(ii)	a sum of USD $50,000 upon the successful financing of 100 homes owned by American Housing REIT Inc. with an entity not affiliated with the Company;
(iii)	and a sum of USD $50,000 upon the successful leasing of 30 homes in the Alset of Black Oak development which are owned by the Company or an affiliated company.

For purpose of clarity, any Performance Bonus will only be paid out in accordance with each stage of completion as stipulated above and shall not be pro-rated in the event that this Agreement is terminated. No Performance Bonus shall be paid for milestones listed above which may not be completed or be completed subsequent to the Term of this Agreement, regardless of the reasons for any delay or termination of a project.

11. Taxes. The Consultant is responsible for paying all required taxes applicable to its jurisdiction. In particular, the Company will not make unemployment insurance contributions, withhold income taxes, make disability insurance contributions or obtain workers’ compensation insurance on behalf of the Consultant or any of Consultant’s employees or subcontractors. The Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the Services shall be its employees or contractors and the Consultant shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

12. Payment of Expenses. In addition to the Consulting Fees to be paid to the Consultant pursuant to Clause 6 above, the Company shall pay the Consultant its actual and documented out-of–pocket expenses reasonably incurred by the Consultant in furtherance of its performance hereunder including, without limitation, amounts incurred for travel and anything required to meet his deliverables under this Agreement, provided, however, that all such expenses must be pre-approved by the Company in writing. The Consultant shall submit supporting receipts for reimbursement, per the Company’s expense reimbursement procedure and guideline.

13. Time Devoted to Company. The Consultant agrees to devote full time necessary to perform the Services under this Agreement. Full time should be defined as the regularly established working hours of the Company. In addition, the Consultant shall perform the Services under this Agreement at any suitable time and location that the Consultant sees fit, provided that the Consultant will also attend status update or planning calls or meetings or other conference calls as may be reasonably requested by the Company.

14. Assignment. This Agreement may not be assigned by the Consultant without the prior written consent of the Company. The Company may assign this Agreement to any corporate entity which is under the control of the same management or direct or indirect majority corporate ownership as the Company.

15. Transfer. The Consultant may be transferred to any of the Company’s business locations, branches, subsidiaries or associated companies, either temporarily or permanently in the course of performing his duties.

16. Confidentiality and Non-Disclosure. The Consultant understands that the Consultant’s consulting engagement by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to the Consultant by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Confidential Information”). The Consultant will use the Confidential Information only for the purpose of performing Services.

Such Confidential Information includes, but is not limited to, assigned inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names. It shall not include information if any, which was or becomes generally available to the public.

At all times, both during the Term of this Agreement and after its termination, the Consultant will keep and hold all such Confidential Information in strict confidence and trust. The Consultant will not use or disclose any Confidential Information without the prior written consent of the Company, except as may be required by laws. Upon termination of this Agreement, the Consultant will promptly deliver to the Company all documents and materials of any nature pertaining to the Consultant’s work with the Company. The Consultant will not retain any documents or materials or copies thereof containing any Confidential Information.

All results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Company. Consultant acknowledges and agrees that any and all Work Product that may qualify as “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is hereby deemed “work made for hire” for the Company and all copyrights therein shall automatically and immediately vest in the Company. To the extent that any Work Product does not constitute “work made for hire,” Consultant hereby irrevocably assign to the Company and its successors and assigns, for no additional consideration, your entire right, title, and interest in and to such Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

The Company and the Consultant, on behalf of themselves and their employees, principals, officers, managers, partners, shareholders, members and directors, represent and agree that they will keep the terms of this Agreement confidential and not disclose the terms of this Agreement except (a) as required to enforce this Agreement or any of its terms, (b) as required by law and/or court process, (c) in connection with any pending litigation, (d) in connection with any claim that could reasonably be filed, and/or (e) to parties who reasonably need to be informed of the terms of the Agreement, such as attorneys and accountants. In addition, the Consultant and the Company and their stockholders (including any direct or indirect corporate parent), members, officers, directors and other affiliates may disclose the terms of the Agreement, to the degree necessary, to comply with government regulatory bodies or the rules and/or policies of relevant stock exchanges. The aforementioned shall include, but is not limited to, disclosure that may be included in any filing to be made by any party hereto, or any direct or indirect corporate parent or other affiliate thereof, with the U.S. Securities and Exchange Commission or any comparable body in any foreign jurisdiction.

17. Termination. Notwithstanding any other term contained herein, this Agreement shall be terminated immediately by either the Company or the Consultant upon a breach by the other party of any of the terms in this Agreement. A breach of this Agreement may be defined (but not limited to) as follows:

(a)	Failure to perform Services, whether negligently or intentionally.
(b)	Insubordination.
(c)	Breach of Company policies.
(d)	Bringing the Consultant or the Company into disrepute, including through the arrest and/or conviction of any officer or the largest member or stockholder, as applicable, of the Company or Consultant.
(e)	Misrepresentation to the Company, including its management and staff and affiliated companies and their management and staff and to third parties.
(f)	Failure to be qualified to perform the Services.
(g)	Fraud and dishonesty.
(h)	Any other conduct, at the Company’s sole discretion, that the Company believes to be worthy of immediate dismissal to protect the Company.
(i)	Bankruptcy or insolvency of either party.

18. Effect of Termination. Upon termination of this Agreement, the Consultant shall:

(i)	immediately and without claim for compensation resign from all positions and offices held in the Company;
(ii)	deliver to the Company in proper order and condition all books, documents, papers, materials and any other property or assets relating to the business or affairs of the Company, whether in paper or electronic format, which may then be in his possession or under his control;
(iii)	not at any time thereafter represent itself as being in any way connected with the business of the Company.

19. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given when received by delivery in person, by email or by an overnight courier service:

If to the Company:

If to the Consultant:

or to such other addresses as a party may designate by five days’ prior written notice to the other party.

20. Entire Agreement; Modification. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of Services by the Consultant for the Company and contains all of the covenants and agreements between the parties with respect to the rendering of such Services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification, amendment or waiver of this Agreement will be effective only if it is in writing signed by the party to be charged.

21. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

22. Indemnity. The Consultant and the Company each indemnify the other and the other’s respective officers, directors, employees, agents, successors, and assigns against all claims, actions, liability and expenses (including court costs and reasonable attorney’s fees) resulting from a party’s breach of this Agreement. In no event shall either party be liable for any incidental or consequential damages, whether foreseeable or not, occasioned by any breach of any obligation under this Agreement, whether based on negligence or otherwise.

23. Authority. Each undersigned party to this Agreement represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between such party and any other person, firm or organization.

24. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflict of laws principles. Any legal suit, action or proceeding arising out of or based upon this Agreement or the Services contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Maryland in each case located in Bethesda, Maryland, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which, shall be deemed to be an original, but all of which together shall constitute one and the same instrument. For the purpose of proving the authenticity of this Agreement, facsimile signature shall be treated the same as original signatures.

WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized agents.

COMPANY:

SeD Development Management LLC

/s/ Tung Moe Chan
Name:	Tung Moe Chan
Title:	Manager

CONSULTANT:

MacKenzie Equity Partners, LLC

/s/ Charles MacKenzie
Name:	Charles MacKenzie
Title:	Manager

Exhibit A

(the “Services”)

Your services will include (but not be limited) to the following –

1.	Acting as a strategic advisor for U.S. real estate assets (“U.S. RE Assets”) to the Company and its officers and the Company’s network of affiliated businesses.

2.	Communicating with the senior management in the Company’s network of businesses that relate to U.S. RE Assets.

3.	Managing U.S. RE Assets, including sourcing opportunities, leading and managing the real estate development, advising on cash requirements and investment of the cash into opportunities.

4.	Leading the development and management of the Company’s network of businesses that relate to U.S. RE Assets as requested.

5.	Attending progress meetings in addition to any other tasks relevant to management of the project.

6.	Managing partners, buyers, general contractors, subcontractors and vendors throughout the development process.

7.	Ensuring adherence to project budgets and schedules.

8.	Developing and reviewing cash flows and rigorous management of budgets.

9.	Running sensitivity analyses on various scenarios.

10.	Analyzing the overall viability of new.

11.	Completing due diligence projects.

12.	Summarizing and developing a “package” for internal review/approval for potential investors.

13.	Providing frequent reports on project status and progress.

14.	Conducting fund raising activities such as procuring loans from financial institutions, conducting presentations and road shows, and performing other investor activities.

15.	Performing any actions necessary towards a listing of the Company and/or its affiliates.

16.	Taking on other projects and positions related to the Company or its affiliates as may be assigned to you.